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                                                                  EXHIBIT 10.13





                                OPTION AGREEMENT








                                    BETWEEN






                              OAK TECHNOLOGY, INC.



                                      AND




                  TAIWAN SEMICONDUCTOR MANUFACTURING CO., LTD.








                                 AUGUST 8, 1996


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                                OPTION AGREEMENT


     THIS AGREEMENT is made and becomes effective as of AUGUST 8, 1996 (the "Effective Date") by Taiwan Semiconductor Co., Ltd. ("TSMC"), a company organized under the laws of the Republic of China with its registered address at No. 121, Park Ave. 3, Science-Based Industrial Park, Hsinchu, Taiwan, and OAK Technology, Inc., a company organized under the laws of the R.O.C., with its registered address at Rm. B, 7F, No. 370, Sec. 1, Fu-Hsing S. Rd. Taipei, Taiwan, R.O.C. ("Customer").


                                    RECITALS


     WHEREAS, TSMC currently supplies Customer with wafers and Customer wishes to increase the purchase volume of wafers from TSMC;

     WHEREAS, in order to increase its output, TSMC must accelerate its ramp up in Fab 3 and advance the start of Fab 4;

     WHEREAS, as a condition to TSMC's acceleration of these facilities, TSMC has asked Customer to make a capacity commitment and certain advance payment under three option agreements;

   [*
                                                                 ]


                                   AGREEMENT


     NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein, the parties agree as follows:

1.  [*                                    ]

    [*


                     ]


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    [*

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2.  DEFINITIONS

    (a) "Base Capacity" used in this Agreement shall mean the capacity that TSMC agrees to provide, and of which Customer agrees to purchase 90%, in addition to the Option Capacity, pursuant to this Agreement.

    (b) "Customer Committed Capacity" used in this Agreement shall mean the total capacity that Customer agrees to purchase from TSMC pursuant to this Agreement, and is set forth in Exhibit B.

    (c) "Option Capacity" used in this Agreement shall mean the firm capacity commitment made by Customer pursuant to this Agreement, for which capacity Customer agrees to pay TSMC liquidated damages at a
         rate [*                           ] for any such unused capacity
         pursuant to Section 6(a) below.

    (d)  "Option Fee" used in this Agreement shall mean Customer's deposit
         balance, [*            *] at TSMC upon the execution hereof as partial
         prepayment of the Option Capacity to be purchased by Customer, and for liquidated damages upon Customer's failure to purchase the Option Capacity. Except for the return of the corresponding Option Fee under assignment pursuant to Section 6(a), the Option Fee is not refundable.

    (e) "TSMC Committed Capacity" used in this Agreement shall mean the total capacity that TSMC agrees to provide to Customer pursuant to this Agreement, and is set forth in Exhibit B.

    (f) "Wafer Equivalent" used in this Agreement shall mean the number of 6" or 8" wafers based on the equivalency factor for 1995 Base Capacity. For details of the equivalency factor, please refer to Exhibit A. Any and all the capacity commitments referred to in this Agreement shall be measured in Wafer Equivalent.


[*] Confidential Treatment Requested

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3.  VOLUME COMMITMENT

    (a) Customer agrees to purchase from TSMC the Customer Committed Capacity, and TSMC agrees to provide to Customer the TSMC Committed Capacity, as set forth in Exhibit B. In any calendar year, the orders placed by Customer shall first apply to fulfill 90% of the Base Capacity portion, and then the Option Capacity.

    (b) Each month, Customer agrees to provide to TSMC a six-month rolling forecast of the number of wafers that Customer will purchase, with the volume for the first twelve weeks being frozen (i.e. Customer must purchase all of the quantity forecast for the delivery in the first twelve weeks of all forecast). The forecast must be based on wafers out or deliveries expected to be made by TSMC.

    (c) TSMC will use its reasonable effort to cause its fabs to be capable of producing wafers of more advanced specifications, as set forth in the TSMC Technology Road Map attached in Exhibit C.


4.  WAFER PRICE

    (a)[*


                       ] Customer has the right to conduct price audit once
         a year on wafer price for the preceding twelve months through an internationally renown accounting firm, with a one-month prior written notice to TSMC. In the event that the wafer prices for the Option Capacity do not comply with this paragraph, TSMC will credit Customer any difference between the actual wafer prices paid and the Average Wafer Prices determined during the audits. TSMC will credit against
         Customer [*          ] Wafer Equivalent for the Option Capacity
         purchased in the year 1996 and [*           ] Wafer Equivalent for the
         Option Capacity in the years 1997, 1998 and 1999.

    (b) The parties shall negotiate in good faith each month the wafer prices for the Option Capacity ordered for the following month, and of no agreement may


[*] Confidential Treatment Requested

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         be reached by the parties before the end of each month, the parties agree to apply the wafer price used in that month to any orders placed by Customer in the subsequent month, and submit the dispute to the binding arbitration pursuant to Section 12 below to decide the wafer price within two months upon submission. Under such circumstances, neither party shall have the right to terminate this Agreement under
         Section 7 below.


5.  OTHER PURCHASE TERMS AND CONDITIONS

    The Customer/TSMC Indemnity Agreement dated October 26, 1996 will apply to all purchases of wafers by Customer from TSMC, except that the provisions of this Agreement will supersede the above Agreement with respect to the subject matter hereof. Within ninety (90) days upon execution hereof, both parties agree to use their best efforts to negotiate and enter into a wafer production agreement for the purchase of wafers hereunder.

6.  FAILURE TO PURCHASE THE CUSTOMER COMMITTED CAPACITY; FIRST RIGHT OF REFUSAL

   (a) Provided for the year 1996, if in any calendar year, for any reason, Customer is not able to use or purchase all or a portion of the Customer Committed Capacity of that year, or any other year(s) during the term of this Agreement, Customer shall promptly notify TSMC of such in writing and first offer TSMC such Capacity for sales to any third parties. In addition to its right to terminate this Agreement under
        Section 7(b) below, TSMC may, at its option, accept such offer, in whole or in part, within thirty (30) days following Customer's notification. In the event that TSMC decides not to accept such offer, Customer may assign such unused Customer Committed Capacity for that calendar year or this Agreement (including the right to purchase the Customer Committed Capacity for the remaining term of this Agreement) to any third parties acceptable to TSMC, within two months upon TSMC's written notice that it will not accept such offer, and if Customer fails to do so, TSMC has the
        right to deduct from the Option Fee [*                               ]
        times the unused Option Capacity for the applicable year as liquidated damages, and TSMC is entitled to sell or use any unused capacity thereafter. Any unused


[*] Confidential Treatment Requested

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        Customer Committed Capacity for 1996 shall be carried forward to the year 1997 and counted as additional Option Capacity for 1997.

   (b) If any portion of this Agreement or the whole Agreement is assigned to any third parties acceptable to TSMC pursuant to this Section 6(a) above, Customer shall cause such third parties to abide by the terms and conditions of this Agreement, and TSMC will return to Customer the portion of the Option Fee corresponding to the assigned Option Capacity at the same rates as set forth in Section 4(a).


7.  TERM AND TERMINATION

   (a) The term of this Agreement shall commence from the Effective Date, and continue until December 31, 1999, or the date of total consumption of the Option Fee pursuant to this Agreement, whichever is earlier.

   (b)  TERMINATION FOR OTHER BREACH OR FOR BANKRUPTCY
        Either party may terminate this Agreement if the other party breaches any material provisions of this Agreement and does not cure or remedy such breach within ninety (90) days of receiving written notice of such breach, or becomes the subject of a voluntary or involuntary petition in bankruptcy or any proceeding relating to insolvency, receivership or liquidation, if such petition or proceeding is not dismissed with prejudice within sixty (60) days after filing.

   (c)  EFFECT OF TERMINATION
        Both parties shall remain liable to the other party for any outstanding and matured rights and obligations at the time of termination.


8.  LIMITATION OF LIABILITY

    In no event shall either party be liable for any indirect, special, incidental or consequential damages (including loss of profits and loss of use) resulting from, arising out of or in connection with the performance or failure to perform under this Agreement, or resulting from, arising out of or in connection with TSMC's

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    producing, supplying, and/or sale of the wafers, whether due to a breach of contract, breach of warranty, tort, or negligence of TSMC, or otherwise.


9.  NOTICE

    All notices required or permitted to be sent by either party to the other party under this Agreement shall be sent by registered mail postage prepaid, or by personal delivery, or by fax. Any notice given by fax shall be followed by a confirmation copy within ten (10) days. Unless changed by written notice given by either party to the other, the addresses and fax numbers of the respective parties shall be as follows:


    To TSMC:
         TAIWAN SEMICONDUCTOR MANUFACTURING COMPANY, LTD.
         No. 121, Park Avenue 3
         Science-Based Industrial Park
         Hsinchu, Taiwan
         Republic of China


    To Customer:
         OAK Technology, Inc.
         Rm. B, 7F, No. 370
         Sec. 1, Fu-Hsing S. Rd.
         Taipei, Taiwan
         Republic of China


10. ENTIRE AGREEMENT

    This Agreement, including Exhibits A-C, constitutes the entire agreement between the parties with respect to the subject matter hereof, and supersedes and replaces all prior or contemporaneous understanding, agreements, dealings and negotiations, oral or written, regarding the subject matter hereof. No modification, alteration or amendment of this Agreement shall be effective unless in writing and signed by both parties. No waiver of any breach or failure by either party to enforce any provision of this Agreement shall be deemed a waiver


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    of any other or subsequent breach, or a waiver of future enforcement of that or any other provision.


11. GOVERNING LAW

    This Agreement will be governed by and interpreted in accordance with the laws of the Republic of China.


12. ARBITRATION

    Each party will make the best efforts to resolve amicably any disputes or claims under this Agreement among the parties. In the event that a resolution is not reached among the parties within thirty (30) days after written notice by any party of the dispute or claim, the dispute or claim shall be finally settled by binding arbitration in Taipei under the Rules of the ROC Commercial Arbitration Act by three (3) arbitrators appointed in accordance with such rules. The arbitration proceeding shall be conducted in English. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.


13. ASSIGNMENT

    This Agreement shall be binding on and inure to the benefit of each party and its successors, and except that Customer may assign this Agreement under
    Section 6 above, neither party shall assign any of its rights hereunder, nor delegate its obligations hereunder, to any third party, without the prior written consent of the other.


14. CONFIDENTIALITY

    Both parties shall keep in strict confidence the existence or contents of this Agreement and take the best precaution possible to prevent any unauthorized disclosure or use thereof. Both parties agree that no disclosure of this Agreement or any matter relating thereto may be made without the disclosing party first providing the proposed disclosure to the other party two weeks in advance for consent. In the event disclosure is required by laws or governmental regulations.

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    the disclosing party shall provide the other party the opportunity to protest, participate in preparing disclosure or make reasonable changes thereto.


15. FOUNDRY SOURCE

    Customer shall use TSMC as the primary foundry source to manufacture all of its products provided that TSMC offers competitive pricing, delivery and technology.


16. FORCE MAJEURE

    Neither party shall be responsible for delays or failure in performance resulting from acts beyond the reasonable control of such party. Such acts shall include but not limited to acts of God, war, riot, labor stoppages, governmental actions, fires, floods, and earthquakes.


         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first stated above.


TAIWAN SEMICONDUCTOR                   OAK Technology, Inc.
MANUFACTURING CO., LTD.



BY: /s/ KL FOR DON BROOKS              BY: /s/ DAVID D. TSANG
    ---------------------                  ------------------

    Donald W. Brooks                   David Tsang

    President                          President
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                                   Exhibit A

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[*] Confidential Treatment Requested
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                                   Exhibit B

                    [                  *                  ]

[*] Confidential Treatment Requested
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                                   Exhibit C

                    [                  *                  ]


[*] Confidential Treatment Requested